                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                                 Treadco, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                  TREADCO, INC.



                                     (Logo)




April 10, 1998




To the Stockholders of Treadco, Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders of Treadco, Inc. on Wednesday, May 6, 1998 at 1:00 p.m. at 3801 Old Greenwood Road, Fort Smith, Arkansas 72903. A notice of the meeting, a proxy card and a proxy statement containing information about the matters to be acted upon are enclosed. It is important that your shares be represented at the meeting. We look forward to the Annual Meeting of Stockholders and we hope you will attend the meeting or be represented by proxy.

WE URGE YOU TO SIGN AND DATE YOUR ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED PRE-ADDRESSED, POSTAGE-PAID ENVELOPE EVEN IF YOU ARE PLANNING TO ATTEND THE MEETING.





         /s/Robert A. Young III                    /s/John R. Meyers

         Robert A. Young III                           John R. Meyers
        Chairman of the Board                President - Chief Executive Officer







      TREADCO, INC., POST OFFICE BOX 10048, FORT SMITH, ARKANSAS 72917-0048

                                  TREADCO, INC.


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 6, 1998




To the Stockholders:

The Annual Meeting of Stockholders of Treadco, Inc., a Delaware corporation, will be held at 3801 Old Greenwood Road, Fort Smith, Arkansas 72903 on Wednesday, May 6, 1998 at 1:00 p.m. for the following purposes:

     I. To elect two Class I Directors for terms to expire at the 2001 Annual Meeting of Stockholders;

     II. To ratify the appointment of Ernst & Young LLP as independent auditors for fiscal year 1998;

     III. To act upon such other matters as may properly be brought before the meeting affecting the business and affairs of the Company.


Only stockholders of record at the close of business on March 10, 1998 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

PLEASE COMPLETE, SIGN AND DATE YOUR ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.


                                  By Order of the Board of Directors,

                                         /s/Richard F. Cooper

Fort Smith, Arkansas                       Richard F. Cooper
April 10, 1998                                Secretary

                                  TREADCO, INC.


                                 PROXY STATEMENT


This Proxy Statement is furnished to the stockholders of Treadco, Inc. ("Treadco" or the "Company"), in connection with the solicitation of proxies on behalf of the Treadco Board of Directors (the "Board") to be voted at the Annual Meeting of Stockholders on May 6, 1998 ("1998 Annual Meeting") for the purposes set forth in the accompanying Notice of Meeting. This Proxy Statement and Notice of Meeting, the related proxy card and the 1997 Annual Report to Stockholders are being mailed to stockholders beginning on or about April 10, 1998. Treadco's principal place of business is 1101 South 21st Street, Fort Smith, Arkansas 72901, and its telephone number is 501/788-6400.

                                   RECORD DATE

The Board has fixed the close of business on March 10, 1998 as the record date for the 1998 Annual Meeting. Only stockholders of record on that date will be entitled to vote at the meeting in person or by proxy.

                                     PROXIES

The proxies named on the enclosed proxy card were appointed by the Board to vote the shares represented by the proxy card. Upon receipt by the Company of a properly signed and dated proxy card, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a stockholder does not return a signed proxy card, his or her shares cannot be voted by proxy. Stockholders are urged to mark the ovals on the proxy card to show how their shares are to be voted. If a stockholder returns a signed proxy card without marking the ovals, the shares represented by the proxy card will be voted as recommended by the Board herein and in the proxy card. The proxy card also confers discretionary authority to the proxies to vote on any other matter not presently known to management that may properly come before the meeting. Any proxy delivered pursuant to this solicitation is revocable at the option of the person(s) executing the same (i) upon receipt by the Company before the proxy is voted of a duly executed proxy bearing a later date, (ii) by written notice of revocation to the Secretary of the Company received before the proxy is voted or
(iii) by such person(s) voting in person at the Annual Meeting of Stockholders.

                                  VOTING SHARES

On the record date, there were 5,072,255 shares of common stock outstanding and entitled to vote ("Common Stock"). Each share of Common Stock is entitled to one vote. The holders in person or by proxy of a majority of the total number of the shares of Common Stock shall constitute a quorum for purposes of the 1998 Annual Meeting.

                        PROPOSAL I: ELECTION OF DIRECTORS

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL I.


The Board is divided into three classes of directorships, with directors in each class serving staggered three-year terms. At each annual meeting of stockholders, the terms of directors in one of the three classes expire. At that annual meeting of stockholders, directors are elected in a class to succeed the directors whose terms expire, the terms of the directors so elected to expire at the third annual meeting of stockholders thereafter. Pursuant to the Company's Certificate of Incorporation, the Board has fixed the number of directorships at six: two in the class to be elected at the 1998 Annual Meeting of Stockholders whose members' terms will expire at the 2001 Annual Meeting of Stockholders, two in the class whose members' terms will expire at the 2000 Annual Meeting of

Stockholders, and two in the class whose members' terms will expire at the Annual Meeting of Stockholders.

It is intended that the shares represented by the accompanying proxy will be voted at the 1998 Annual Meeting for the election of nominees Robert A. Young, III and John H. Morris as the two directors in the class of directorships whose members' terms will expire in 2001, unless the proxy specifies otherwise. Each nominee has indicated his willingness to serve as a member of the Board, if elected.

If, for any reason not presently known, either Messrs. Young or Morris will not be available for election at the time of the 1998 Annual Meeting, the shares represented by the accompanying proxy may be voted for the election in his/their stead of substitute nominee(s) designated by the Board or a committee thereof, unless the proxy withholds authority to vote for all nominees.

Assuming the presence of a quorum, to be elected a nominee must receive the affirmative vote of the holders of a majority of the Common Stock present, in person or by proxy, at the 1998 Annual Meeting.

                            DIRECTORS OF THE COMPANY

The following information relates to the nominees named above and to the other persons whose terms as directors will continue after the 1998 Annual Meeting.

---------------------------------------------------------------------------------------------------------------------------
                 NAME                   AGE                          BUSINESS EXPERIENCE
---------------------------------------------------------------------------------------------------------------------------
CLASS I -- TERM EXPIRES MAY 1998

Robert A. Young III . . . . . . . .      57      Mr. Young has been Chairman of the Board of Directors of the Company since it was formed in June 1991. Mr. Young served as the Company's
                                                 Chief Executive Officer from June 1991 through October 1995. Mr. Young has been Chief Executive Officer of Arkansas Best Corporation ("ABC")
                                                 since August 1988, President since 1973 and was Chief Operating Officer of ABC from 1973 to 1988. Mr. Young has been a Director of ABC since
                                                 1970. Mr. Young also is a Director of Mosler, Inc.

John H. Morris  . . . . . . . . . .      54      Mr. Morris has been a Director of the Company since it was formed in
                                                 June 1991, and a Director of ABC since July 1988. Mr. Morris currently serves as President of The Gordon + Morris Group. Mr. Morris is a
                                                 Director of Outsourcing Services Group. Mr. Morris served as a Managing
                                                 Director of Kelso & Company, Inc. ("Kelso") from March 1989 to March
                                                 1992, was a General Partner from 1987 to March 1989, and prior to 1987 was a Vice President. Prior to 1985, Mr. Morris was President of LBO
                                                 Capital Corp. In February 1997, Merchant's Transportation & Logistics
                                                 Company, and its subsidiaries, filed petitions under Chapter 11 of the federal bankruptcy laws. Mr. Morris served as a Director of such entities through January 1997 and briefly served as the President of such entities for about a two-week period in November 1995 before these entities became operating companies.




                                      (2)

---------------------------------------------------------------------------------------------------------------------------
                 NAME                   AGE                          BUSINESS EXPERIENCE
---------------------------------------------------------------------------------------------------------------------------

CLASS II -- TERM EXPIRES MAY 1999

John R. Meyers  . . . . . . . . . .      50      Mr. Meyers was appointed the Company's President-Chief Executive
                                                 Officer in October 1995. Mr. Meyers served as Treasurer of the Company from June 1991 through October 1995. From 1979 through 1995 Mr. Meyers served as Vice President-Treasurer of Arkansas Best Corporation.

Nicolas M. Georgitsis . . . . . . .      62      Mr. Georgitsis has been a Director of the Company since it was formed in June 1991. Mr. Georgitsis has been an independent consultant since
                                                 January 1991. From February 1986 to January 1991, Mr. Georgitsis was
                                                 Senior Vice President of American Standard Inc. in charge of
                                                 Transportation Products. Mr. Georgitsis is a Director of Mosler, Inc.,
                                                 and member of the Operating Board of Trust Company of the West (Latin
                                                 America Fund).

CLASS III -- TERM EXPIRES MAY 2000

William A. Marquard   . . . . . . .      78      Mr. Marquard has been a Director of the Company since it was formed in
                                                 June 1991. Mr. Marquard has been Chairman of the Board and a Director of ABC since November 1988. In April 1992, Mr. Marquard was elected as a Director and Vice Chairman of the Board of Kelso. From 1971 to 1983,
                                                 Mr. Marquard was President and Chief Executive Officer of American
                                                 Standard Inc. and from 1979 to 1985, he was Chairman of the Board of
                                                 American Standard Inc. Mr. Marquard resumed his position as Chairman of the Board of American Standard Inc. in February 1989 until March 31,
                                                 1992, when he was named Chairman Emeritus. Mr. Marquard also became
                                                 Chairman of the Board of ASI Holding Corporation in February 1989 until
                                                 March 31, 1992, when he was named Chairman Emeritus. Mr. Marquard is a
                                                 Director of Mosler, Inc., Earle M. Jorgensen Co., and EarthShell
                                                 Container Corporation.

Robert B. Gilbert . . . . . . . . .      73      Mr. Gilbert has been a Director of the Company since December 1991.
                                                 From April 1985 to February 1991, Mr. Gilbert was President and Chief
                                                 Executive Officer of Rheem Manufacturing Co. Since his February 1991
                                                 retirement, Mr. Gilbert has been an independent consultant.




                        BOARD OF DIRECTORS AND COMMITTEES

The business of the Company is managed under the direction of the Board of Directors. The Board meets on a regularly scheduled basis four times a year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when Board action is required between scheduled meetings. The Board met four times during 1997. During 1997, each member of the Board participated in at least 75% of all Board and applicable committee meetings held during the period for which he was a Director.


                                      (3)

The Board has established Audit, Executive Compensation and Development, and Stock Option committees to assist it in the discharge of its responsibilities. The functions of those committees, their current members and the number of meetings held during 1997 are described below. The Board does not have a committee for nomination of directors. The Board nominates candidates for director.

Audit Committee. The Audit Committee recommends to the Board the appointment of the firm selected to be independent public accountants for the Company and monitors the performance of such firm; reviews and approves the scope of the annual audit and quarterly reviews and evaluates with the independent public accountants the Company's annual audit and annual consolidated financial statements; reviews with management the status of internal accounting controls; and evaluates problem areas having a potential financial impact on the Company which may be brought to its attention by management, the independent public accountants or the Board. Messrs. Gilbert and Georgitsis currently are members of the Audit Committee. The Audit Committee met three times during 1997.

Executive Compensation and Development Committee. The Executive Compensation and Development Committee is responsible for reviewing executive management's performance and for determining appropriate compensation. Messrs. Marquard, Georgitsis and Gilbert currently are members of the Executive Compensation and Development Committee. The Executive Compensation and Development Committee met two times in 1997.

Stock Option Committee. The Stock Option Committee administers the Company's Incentive Stock Option Plan. The Stock Option Committee has the power to determine from time to time the individuals to whom options shall be granted, the number of shares granted, and the time or times at which options shall be granted. Messrs. Georgitsis and Gilbert currently are members of the Stock Option Committee. The Stock Option Committee met two times during 1997.

Director Compensation. Messrs. Young and Meyers receive no compensation for services as a Director or committee member. Non-employee directors receive a $25,000 annual retainer, $1,000 for each Board meeting attended, and $500 for each committee meeting attended, if the committee meeting is held other than in conjunction with a Board meeting.

Messrs. Georgitsis and Gilbert, as members of the Stock Option Committee, each received automatic stock options under the Company's 1991 Stock Option Plan on January 2, 1997, for 5,000 shares of the Company's Common Stock at a fair market value exercise price of $10.25 per share. Messrs. Marquard, Young and Morris, non-employee Directors, each received stock options under the Company's 1991 Stock Option Plan on January 28, 1997 for 5,000 shares of the Company's Common Stock at a fair market value of $10.375 per share. On each anniversary date of the grant, 20% of the options vest and thereafter can be exercised through the tenth year after the grant date.


                 PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP

The following table sets forth certain information concerning beneficial ownership of the Company's Common Stock as of March 10, 1998, by (i) each person who is known by the Company to own beneficially more than five percent (5%) of the outstanding shares of Common Stock, (ii) each director and named executive officer of the Company and (iii) all directors and executive officers as a group.


                                      (4)

-------------------------------------------------------------------------------------------------------------------
                                                                                 SHARES             PERCENTAGE
                                                                              BENEFICIALLY           OF SHARES
                                                                                  OWNED             OUTSTANDING
-------------------------------------------------------------------------------------------------------------------
(i)  NAME / ADDRESS
Arkansas Best Corporation ("ABC") (1)(4)...................................       2,319,700           45.7%
3801 Old Greenwood Road
Fort Smith, AR 72903

Shapiro Capital Management Co., Inc. (2)...................................       1,156,579           22.8%
3060 Peach Tree Road
Atlanta, GA  30305

Dimensional Fund Advisors Inc. (3).........................................         273,992            5.4%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

 (ii)  NAME                                               POSITION
William A. Marquard (5) .................      Director                              24,000            *
Robert A. Young III (4)(5)...............      Director                           2,335,700           46.0%
John H. Morris (5).......................      Director                              14,000            *
Robert B. Gilbert (5)....................      Director                              14,000            *
Nicolas M. Georgitsis (5)................      Director                              18,000            *
John R. Meyers (5).......................      Director/President/CEO                16,624            *
Daniel V. Evans (5) .....................      Executive Vice President/COO          24,579            *

 (III)  All Directors and Executive Officers as a Group (10 total).........       2,446,903           48.2%

------------------
*Less than 1%

    (1) ABC's shares of the Company are subject to a pledge of assets to Societe Generale, Southwest Agency, as Agent, under ABC's Credit Agreement. Such arrangement, in the event of an uncured event of default under ABC's Credit Agreement, could result at a subsequent date in a change of control of the Company. ABC is not currently in default under its Credit Agreement and does not expect such a default to occur.

    (2) According to the most recent Schedule 13G it has provided to the Company, Shapiro Capital Management Co., Inc. is an investment adviser registered under the Investment Advisers Act of 1940. Shapiro Capital Management Co., Inc. has the following voting and investment powers with respect to such shares: (a) sole voting power, 1,156,579; (b) shared voting power, not applicable; (c) sole investment power, 1,156,579; (d) shared investment power, not applicable.

    (3) According to the most recent Schedule 13G it has provided to the Company, Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 273,992 shares of Company Common Stock, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

    (4) Mr. Young directly owns 10,000 shares of Company Common Stock. Mr. Young beneficially owns 2,203,828 shares, or 11.2%, of ABC's voting common stock. Under federal securities law since Mr. Young is deemed to be a controlling person of ABC, Mr. Young may be deemed to beneficially own all 2,319,700 shares of Company Common Stock owned by ABC, which shares are included as beneficially owned by him. Mr. Young's business address is 3801 Old Greenwood Road, Fort Smith, AR 72903.


                                      (5)

    (5) Includes stock option shares of Common Stock which are vested and will vest within 60 days of the record date as follows: Messrs. Marquard, 14,000 total, 12,000 are vested and 2,000 will vest within 60 days; Morris, 14,000 total, 12,000 are vested and 2,000 will vest within 60 days; Gilbert, 14,000 total, 13,000 are vested and 1,000 will vest within 60 days; Georgitsis, 14,000 total, 13,000 are vested and 1,000 will vest within 60 days; Young, 6,000 total, 5,000 are vested and 1,000 will vest within 60 days; Evans, 22,000 vested shares; and Meyers, 12,000 vested shares.

                        EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth the name, age, principal occupation and business experience during the last five years of each of the current executive officers of the Company. The executive officers serve at the pleasure of the Board. For information regarding ownership of the Common Stock by the executive officers of the Company, see "PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP." There are no family relationships among directors and executive officers of the Company.

------------------------------------------------------------------------------------------------------------------------------------
             NAME                 AGE                            BUSINESS EXPERIENCE
------------------------------------------------------------------------------------------------------------------------------------
John R. Meyers  . . . . . . .      50    See previous description.
President -
Chief Executive Officer

Daniel V. Evans . . . . . . .      50    Mr. Evans has served as Executive Vice President-Chief Operating Officer since October
Executive Vice President -               1995, and served as Vice President-Adminis- tration of the Company from June 1991 through
Chief Operating Officer                  October 1995. Mr. Evans served as Vice President-Administration of ABC-Treadco, Inc. from
                                         1989 to 1991, and served as Director of Administration from 1977 to 1989.

David E. Loeffler . . . . . .      51    Mr. Loeffler was appointed Vice President - Chief Financial Officer and Treasurer of the
Vice President -                         Company and Arkansas Best Corporation ("ABC") in April, 1997. From December 1995 to April
Chief Financial Officer                  1997, he was Vice President-Treasurer of ABC. From 1992 to 1995, Mr. Loeffler was a private
 and Treasurer                           investor and in investment management. From 1983 to 1992 he was Senior Vice President -
                                         Finance and Administration and Chief Financial Officer for Yellow Freight System, Inc.

Richard F. Cooper . . . . . .      46    Mr. Cooper has served as Secretary of the Company since it was formed in June 1991. Mr.
Secretary                                Cooper has been Vice President- Administration since 1995, Vice President-Risk Management from 1991 to 1995, Secretary since 1987, and Vice President-General Counsel since 1986 for
                                         Arkansas Best Corporation.

J. Lavon Morton   . . . . . .      47    Mr. Morton was appointed Vice President-Financial Reporting of the Company and of Arkansas
Vice President-                          Best Corporation ("ABC") in May 1997. Mr. Morton joined ABC as Assistant Treasurer in
Financial Reporting                      December 1996. From October 1984 until November 1996, Mr. Morton was a Partner in Ernst &
                                         Young LLP. From 1972 until 1984, Mr. Morton was employed by Ernst & Young LLP. Mr. Morton is a Certified Public Accountant.





                                      (6)

                             EXECUTIVE COMPENSATION

The following table sets forth information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and the Company's other executive officer who earned in excess of $100,000, based on salary and bonus earned during 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM COMPENSATION
                                                                                 -----------------------------------
                                                ANNUAL COMPENSATION                        AWARDS           PAYOUTS
                                      ----------------------------------------   ----------------------     --------
         (a)                             (b)       (c)       (d)       (e)           (f)          (g)          (h)          (i)

         NAME                                                        OTHER        RESTRICTED
         AND                                                         ANNUAL         STOCK       OPTIONS/       LTIP      ALL OTHER
      PRINCIPAL                                  SALARY    BONUS  COMPENSATION     AWARD(S)      SARS        PAYOUTS    COMPENSATION
       POSITION                         YEAR      ($)      ($)(1)      ($)         ($)(2)       (#)(3)         ($)         ($)(4)
------------------------------------- --------- ---------  ------ ------------     ---------     ------     ---------   ------------
John R. Meyers (5) ..................    1997   $200,000    $     -      $   -    $      -       $     -        $   -      $  2,000
President-Chief                          1996   $200,000          -          -           -        30,000            -         2,004
Executive Officer                        1995     34,556          -          -     270,000             -            -             -

Daniel V. Evans .....................    1997   $150,000    $     -      $   -    $      -       $     -        $   -      $  1,625
Vice President-Administration .......    1996    150,000          -          -           -        35,000            -         2,740
                                         1995    105,941     32,649      $   -     135,000             -            -         2,652



(1) Reflects bonus earned during the fiscal year. Bonuses are normally paid during the next fiscal year.

(2) Reflects value of performance units awarded, based on Company's Common Stock trading price of $9.00 per share on October 24, 1995, the date of award.

(3) Lists options to acquire shares of the Company's Common Stock. Includes 15,000 options for Mr. Evans repriced on October 24, 1996 to $10 per option. The options were originally priced at $11.25 to $15.75.

(4)   "All Other Compensation" includes the following for Messrs. Meyers and
      Evans: (i) Company matching of contributions to the Company's 401(k) Savings Plan of $2,000 and $1,625 for each named executive, respectively.

(5)   Mr. Meyers was appointed President-Chief Executive Officer in October
      1995.



                                      (7)

                       OPTIONS/SAR EXERCISES AND HOLDINGS

The following table provides information related to options exercised by the named executive officers during the 1997 fiscal year and the number and value of options held at fiscal year end. The Company does not have any outstanding stock appreciation rights.

              AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES

                            SHARES                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                           ACQUIRED          VALUE     UNDERLYING UNEXERCISED OPTIONS/   IN-THE-MONEY OPTIONS/SARS
                          ON EXERCISE      REALIZED      SARS AT FISCAL YEAR-END (#)    AT FISCAL YEAR-END ($)(1)
NAME                          (#)             ($)       EXERCISABLE    UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
-------------------------------------------------------------------------------------------------------------------
John R. Meyers                 -               -            6,000          24,000       $  20,250        $81,000
Daniel V. Evans                -               -           18,000          17,000          15,250         54,125

 (1) The closing price for the Company's Common Stock as reported by the Nasdaq Stock Market on December 31, 1997 was $10.125. Value is calculated on the basis of the difference between the option exercise price and $10.125 multiplied by the number of shares of Common Stock underlying the option.

                REPORT ON EXECUTIVE COMPENSATION BY THE EXECUTIVE
                     COMPENSATION AND DEVELOPMENT COMMITTEE
                           AND STOCK OPTION COMMITTEE

The Company is engaged in the manufacture and sale of retread truck tires and the sale of new truck tires. It competes with other businesses which have similar operations, but it also competes with businesses which focus on only a portion of the Company's operations, such as businesses which only sell new tires or which only manufacture retread tires. The Company considers this multi-faceted aspect of its operations a strength; however, it necessitates maintaining an executive management team which is knowledgeable in the Company's unique combination of new and retread tire marketing and retread tire production.

The Company's philosophy that compensation of the executive management team should be materially linked to both operating and stock price performance with the goal of enhancing the value of the Company is administered by its Executive Compensation and Development Committee ("Compensation Committee") and its Stock Option Committee.

The Compensation Committee is comprised of Messrs. Georgitsis, Gilbert and Marquard and the Stock Option Committee is comprised of Messrs. Georgitsis and Gilbert. All Committee Members are non-employee directors. The Compensation Committee, at its discretion, reviews and grants all forms of executive compensation except stock options and performance award units. The Stock Option Committee, at its discretion, grants stock options and performance award units to the executive group pursuant to the Company's stock option plan and performance award program, respectively. Both plans have been previously approved by the Company's Board of Directors and stockholders.

In furtherance of the Company's philosophy, the executive management team's compensation is primarily composed of the following blend of short-term and long-term items, all designed to motivate daily, annual and multi-year executive performance that results in increased value of the Company for its stockholders:

    (i) Base Salary. The Compensation Committee reviews and sets the base salaries of the Company's executive officers, normally on an annual basis. In setting salary levels, the Compensation Committee considers a variety of subjective and objective criteria such as: variety of experience and years of service with the Company; special expertise and talents of the individual; recent and historical operating results of the



                                      (8)

         Company; industry and general economic conditions which may affect the Company's performance; and the Compensation Committee members' knowledge and experience and consultant's analysis of the appropriate salary levels and total compensation programs for executives.

   (ii) Annual Incentive Plan. The Company's Annual Incentive Plan is based on Return on Capital Employed ("ROCE"), which is defined as the total of:
         (i) current and long-term external debt, (ii) long-term operating leases, and (iii) equity. Net Income for the ROCE calculation is net income before extraordinary items and incentive compensation and after adding back the after tax effect of interest expense. The incentive compensation for each participant is determined by a matrix relating a Percent of Target to ROCE achieved. The resulting percent is multiplied by the Target Incentive Salary Percent for the participant. The resulting percent is multiplied by the participant's annual salary.

  (iii) Stock Option Plan. The Stock Option Committee is responsible for the granting of stock options to the executive group under the Company's 1991 Stock Option Plan ("1991 Plan"). Under current stock option agreements with the executives, the grant's value to the optionee is directly based on the public trading price of the Company's stock. The optionee vests in 20% of the total shares granted on each of the five subsequent anniversary dates of the grant, and has up to 10 years from the date of the grant to exercise part or all of his grant. The Company believes that this combination of 20% annual vesting with a 10-year exercise period blends its desire to tie the optionee's motivation under the stock option grant to both short-term and long-term performance of the Company's stock. Under the 1991 Plan, the Stock Option Committee generally has discretion regarding size, recipients and other non-exercise-price terms and conditions of grants. Such discretion allows, but does not require, the Stock Option Committee to consider prior stock option grants to executives when considering new grants. Stock option grants made to the executive group have been based in part on information provided by an independent consultant and on the judgment of the Stock Option Committee members.

   (iv) Performance Award Program. The Stock Option Committee is responsible for the granting of unit awards to the executive group under the Company's 1995 Performance Award Program ("1995 Program"). Under the 1995 Program, the value of unit awards are equal to the closing price of the Company's common stock on the day prior to the granting of the award. The unit value increases or decreases in tandem with the trading price of the Company's stock price. Each year additional units are added to the award which equal a percentage of the number of units held by each recipient. This percentage is equal to the Company's cumulative return on equity minus 8%. The units vest 10% after one year, an additional 20% after year two, an additional 30% after year three and the final 40% at the end of year four. All awards vest immediately upon death, disability, retirement at age 65 or older or in the event of a change-in-control of the Company. Payments may be made in either cash or other property at the Committee's choice after the fifth anniversary of each award. The Awards are not assignable or transferable. The Stock Option Committee has the right to vary the terms and eligibility for the unit awards and to discontinue the 1995 Program. The 1995 Program was developed in part on advice provided by an independent consultant and upon the judgment of the Stock Option Committee members.

As the Company's Chief Executive Officer ("CEO"), John R. Meyers' compensation package is set by the Compensation Committee and Stock Option Committee based on the same philosophy as the other members of the Company's executive management team.

The Company's current executive management team averages over 20 years' employment with the Company or its affiliated companies. The Board believes that to enable the Company to continue its past growth and succeed in the future, it must be able to retain its executive management team and to attract additional qualified executives when needed.

The Board believes the executive management team's compensation package is closely linked to the interests of the Company's stockholders. The Board's policy is to take reasonable steps to avoid having any compensation not be deductible to the Company under Section 162(m) under the Internal Revenue Code of 1986, as amended.


                                      (9)

EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE     STOCK OPTION COMMITTEE

Nicolas M. Georgitsis                                Nicolas M. Georgitsis
Robert B. Gilbert                                    Robert B. Gilbert
William A. Marquard

This Report will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this Report by reference.


                EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE
                      INTERLOCKS AND INSIDER PARTICIPATION

There were none based on information provided to the Company and the Company's knowledge.


                             STOCK PERFORMANCE GRAPH

The following graph shows a comparison of cumulative total return for the Company, the Nasdaq Market Index, and an index of peer companies selected by the Company.

                      COMPARISON OF CUMULATIVE TOTAL RETURN
              AMONG TREADCO, INC., NASDAQ MARKET INDEX & PEER GROUP

------------------------------FISCAL YEAR ENDING--------------------------------
COMPANY        1992      1993      1994      1995      1996      1997
TREADCO INC    100       108.05    103.96    40.43     75.36     73.60
PEER GROUP     100        86.78     68.89    79.29     77.85     76.69
BROAD MARKET   100       119.95    125.94   163.35    202.99    248.30

The above comparisons assume $100 was invested on January 1, 1993 in the Company's Common Stock and each of the foregoing indices and assumes reinvestment of dividends. Al calculations have been prepared by Media General Financial Services. The stockholder return shown on the graph above is not necessarily indicative of future performance.

The Company is engaged in the manufacture and sale of retread truck tires and the sale of new truck tires. The Company believes its peers are either privately-held companies, or subsidiaries or divisions of larger publicly-held companies and therefore, such comparisons are not feasible. Accordingly, the Company has chosen to compare their



                                      (10)
stockholder return to companies selected on the basis of similar market capitalization. Media General Financial Services selected, from its database of over 7,000 publicly-held companies, the companies which have the same market capitalization, plus or minus one percent, as the Company. The following 27 companies were selected to comprise the Company's market capitalization peer group:

COMMUNITY BANKSHARES                         PONDER INDUSTRIES INC
CONNETICS CORP                               PRESLEY COMPANIES
CYTEL CORP                                   PTI HOLDING INC
DATA I/O CORP                                PURE WORLD INC
DELTA NATURAL GAS CO                         PUTNAM NY INV GRD MUN TR
GENEMEDICINE INC                             PVC CONTAINER CORP
HEALTHDYNE INFO ENTERPRS                     REPUBLIC AUTOMOTIVE PTS
HOMECORP INC                                 SULCUS HOSPITALITY TECHS
HUMPHREY HOSPITALITY                         TRO LEARNING INC
ID BIOMEDICAL CORP                           UNIT INSTRUMENTS INC
KBK CAPITAL CORP                             VYREX CORPORATION
MATTHEWS STUDIO EQUIP                        WESTBANK CORP
MERIT MEDICAL SYSTEMS                        WESTWOOD HOMESTEAD FINL
NATIONAL SECURITY GROUP

The Performance Graph will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the graph by reference.


                          RETIREMENT AND SAVINGS PLANS

The Company maintains a retirement plan that generally provides fixed benefits payable in annuity form upon retirement at age 65. Benefits also may be paid in the form of a lump sum at the participant's election. Credited years of service for each of the individuals named in the "EXECUTIVE COMPENSATION - SUMMARY COMPENSATION TABLE" are: Mr. Meyers, 2 years; Mr. Evans, 26 years. Benefits are based upon a participant's number of years of service with the Company and on a participant's average total earnings (exclusive of extraordinary remuneration and expense allowances and subject to the annual Code limitation after 1993 of $150,000 as adjusted to reflect cost of living increases) during any five consecutive calendar years during the participant's employment with the Company since 1980, which will give the participant the highest average monthly earnings.

The following table illustrates the total estimated lump sum benefit payable from the retirement plan upon retirement at age 65 to persons in the specified compensation and years-of-service classifications. Benefits listed in the table are not subject to deductions for Social Security or other offset amounts. Participants also are entitled to receive income from employee contributions, if any, plus 7 1/2% interest in addition to the amounts shown.



                                      (11)

------------------------------------------------------------------------------------------------------------
     HIGHEST
    FIVE YEAR                                                       YEARS OF SERVICE
     AVERAGE                                ----------------------------------------------------------------
   COMPENSATION                                 15            20          25             30           35
------------------------------------------------------------------------------------------------------------
   $   50,000 ........................      $   63,750   $   85,000  $    106,250   $   127,500   $  148,750
      100,000 ........................         127,500      170,000       212,500       255,000      297,500
      150,000 ........................         191,250      255,000       318,750       382,500      446,250
      200,000 ........................         204,000      272,000       340,000       408,000      476,000
      500,000 ........................         204,000      272,000       340,000       408,000      476,000
------------------------------------------------------------------------------------------------------------

The Company has agreed to provide reimbursement for otherwise unreimbursed medical expenses to Mr. Meyers and Mr. Evans. These benefits are presently covered by an insurance program and commence upon the employee's retirement at age 60 or older from the Company and continue for the life of the employee (and spouse or other eligible dependents).

              EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
                 AND CHANGE IN CHANGE-IN-CONTROL ARRANGEMENTS

On October 25, 1995, the Company entered into an Employment Agreement with Mr. Evans. The Agreement is for a period of three years at a monthly base salary of $12,500 plus a one-time payment in January 1996 of $32,649 representing incentive pay for 1995. Upon a change in control of ownership of the Company, as defined in the Agreement, Mr. Evans would be entitled to a payment equal to
2.99 times his average annual base salary and bonus for the prior five years. The Agreement also provides that Mr. Evans will not compete with the Company during the three-year period beginning on the date the Agreement was executed or for one year from the date a change in control occurs, whichever is longer.

Pursuant to the Company's 1995 Performance Award Program, the Company has entered into Unit Award Agreements with Mr. Meyers and Mr. Evans. The Agreements provide that upon a change in control of ownership of the Company, as defined in the Agreements, all unvested units immediately vest with unit award payments to be made to the recipient at the expiration of the award period, unless the Stock Option Committee determines to purchase the units at the date of the change in control or take other action to maintain and protect the rights of the recipient.

The Company's Stock Option Agreements with Messrs. Meyers and Evans provide that in the event of a change in control of ownership of the Company, as defined in the Agreement, all unvested options immediately vest.

                    CERTAIN TRANSACTIONS AND RELATIONSHIPS

Transition Services Agreement. Since July 1, 1991, the Company and Arkansas Best Corporation ("ABC") have been parties to a Transition Services Agreement, pursuant to which ABC provides the Company with certain general and administrative services, which ABC has historically provided in connection with the Company's operations of its business. Such services include maintaining corporate and accounting books and records, tax, legal, risk management and data processing and other computer-related services. The Transition Services Agreement is effective until terminated by either party on 90 days' prior written notice. The Company pays ABC for general and administrative services a fee equal to 1.25% of the Company's total revenues. Certain other expenses (for example data processing and computer-related services) are charged to the Company at their actual cost to ABC. The Company paid ABC approximately $2.6 million, $2.6 million, and $2.5 million, for the years ended December 31, 1997, 1996 and 1995, respectively, for the services ABC rendered pursuant to the Transition Services Agreement (including use of office space for which the Company is responsible for real estate taxes, insurance, utilities, maintenance and certain other customary lease expenses).


                                      (12)

Tire Asset Transfer Agreements. Effective as of July 1, 1991, in connection with the separation of the Company's assets from ABC-Treadco, Inc. (a wholly-owned subsidiary of ABC), the Company assumed all obligations and liabilities (including contingent liabilities) relating to its business formerly operated by ABC-Treadco, Inc. or otherwise associated with its business assets, and agreed to indemnify and hold ABC-Treadco, Inc. harmless from all obligations and liabilities relating to the operations of its business prior to such date. In turn, ABC-Treadco, Inc. has agreed to indemnify and hold the Company harmless from all obligations and liabilities (including contingent liabilities) not relating to the Company's business.

Taxes. Effective as of July 1, 1991, ABC, ABC-Treadco, Inc. and the Company entered into an agreement to indemnify each other against certain tax liabilities and to allocate among them tax deficiencies and refunds, if any, arising with respect to periods prior to September 12, 1991.

Registration Rights. Pursuant to the terms of a Registration Rights Agreement dated as of July 1, 1991, the Company has agreed that upon the request of ABC, the Company will register, on up to two occasions, the sale of Company Common Stock owned by ABC or its affiliates that ABC requests be registered under the Securities Act of 1933, as amended, and applicable state securities laws. The Company's obligation is subject to certain limitations relating to the timing and size of registrations and other similar matters. The Company also is obligated to offer ABC the right to include shares of Common Stock owned by it or its affiliates in certain registration statements filed by the Company. The Company will indemnify ABC and its officers, directors and controlling persons for securities law liabilities in connection with any such offering, other than liabilities resulting from information furnished in writing by ABC. The Company is obligated to pay all expenses incidental to such registration, excluding underwriters' discounts and commissions.

Other Arrangements. Affiliates of ABC paid the Company $2.4, $2.5 million and $2.8 million, for new and retread tires in 1997, 1996 and 1995, respectively.

           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company's executive officers, directors, and persons who own more than 10% of a registered class of the Company's equity securities are required to file, under the Securities Exchange Act of 1934, reports of ownership and changes of ownership with the Securities and Exchange Commission.

Based solely on information provided to the Company, the Company believes that during the preceding year its executive officers, directors, and 10% stockholders have complied with all applicable filing requirements.


        PROPOSAL II: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL II.

The firm of Ernst & Young LLP served as independent auditors for the Company for the fiscal year ended December 31, 1997. Pursuant to the recommendation of the Audit Committee, the Board has appointed that firm to continue in that capacity for the fiscal year 1998, and recommends that a resolution be presented to stockholders at the 1998 Annual Meeting to ratify that appointment.

In the event the stockholders fail to ratify the appointment of Ernst & Young LLP, the Board will appoint other independent public accountants as auditors. Representatives of Ernst & Young LLP will attend the 1998 Annual Meeting. They will have the opportunity to make a statement and respond to appropriate questions from stockholders.


                                      (13)

                                  OTHER MATTERS

The Board does not know of any matters that will be presented for action at the 1998 Annual Meeting other than those described above and matters incident to the conduct of the meeting. If, however, any other matters not presently known to management should come before the 1998 Annual Meeting, it is intended that the shares represented by the accompanying proxy will be voted on such matters in accordance with the discretion of the holders of such proxy.


                              COST OF SOLICITATION

The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by directors, officers, or regular employees of the Company in person, by telephone, telegram, or other means. The Company has retained Corporate Investor Communications, Inc. to assist in the solicitation and sending of proxy material. The Company will pay approximately $1,000 for these services.


                  STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

Pursuant to Securities and Exchange Commission regulations, stockholder proposals submitted for next year's proxy statement must be received by the Company no later than the close of business on December 11, 1998 to be considered. Proposals should be addressed to Richard F. Cooper, Secretary, Treadco, Inc., 3801 Old Greenwood Road, Fort Smith, AR 72903. In order to prevent controversy about the date of receipt of a proposal, the Company strongly recommends that any stockholder wishing to present a proposal submit the proposal by certified mail, return receipt requested.

                                     GENERAL

Upon written request, the Company will provide stockholders with a copy of its Annual Report on Form 10-K to the Securities and Exchange Commission (including financial statements and schedules thereto) for the fiscal year ended December 31, 1997, without charge. Direct written requests to: Randall M. Loyd, Controller, Treadco, Inc., 1101 South 21st Street, Fort Smith, AR 72901.

              PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY



                                                      /s/Richard F. Cooper

Fort Smith, Arkansas                                   RICHARD F. COOPER
Date: April 10, 1998                                      Secretary



                                      (14)

PROXY                                                                     PROXY

                                 TREADCO, INC.

      PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
                            STOCKHOLDERS -- MAY 6, 1998


Richard F. Cooper, with the power of substitution and revocation, is hereby authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Treadco, Inc. to be held at 3801 Old Greenwood Road, Fort Smith, Arkansas 72903, at 1:00 P.M. CDT on Wednesday, May 6, 1998, and at any postponements or adjournments of that meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting.

         THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED AND FOR EACH OF THE OTHER PROPOSALS SPECIFIED HEREIN.

                 **CONTINUED AND TO BE SIGNED ON REVERSE SIDE**

                                 TREADCO, INC.

    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY [X]



                                                               WITHHELD
                                                     FOR all   from all  FOR all nominees, except vote withheld from the following nominees  nominees  nominee(s):

I.  Nominees: Robert A. Young, III and                [  ]      [  ]     [  ]
    John H. Morris.


                                                      FOR      AGAINST   ABSTAIN

II. To ratify the appointment of Ernst & Young LLP    [  ]      [  ]     [  ]
    as the Company's independent certified public
    accountants.



                                                                                              PLEASE SIGN EXACTLY AS NAME APPEARS
                                                                                              HEREON. JOINT OWNERS SHOULD EACH SIGN.
                                                                                              WHERE APPLICABLE, INDICATE OFFICIAL
                                                                                              POSITION OR REPRESENTATIVE CAPACITY.

                                                                                              DATE:
                                                                                                   ---------------------------------

                                                                                              --------------------------------------
                                                                                              SIGNATURE

                                                                                              --------------------------------------
                                                                                              SIGNATURE

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ABOVE PROPOSALS.


                           o  FOLD AND DETACH HERE  o

                             YOUR VOTE IS IMPORTANT!

           PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY,
                          USING THE ENCLOSED ENVELOPE.